Exhibit 21

Subsidiaries of Mobile Mini, Inc.

As of December 31, 2019

Name of Subsidiary	Jurisdiction of Incorporation/ Formation	Parent	Percent Ownership
Mobile Storage Group, Inc.	Delaware	Mobile Mini, Inc.	100%
Mobile Mini I, Inc.	Arizona	Mobile Mini, Inc.	100%
Mobile Mini Dealer, Inc.	Arizona	Mobile Mini, Inc.	100%
Mobile Mini, LLC	California	Mobile Mini, Inc.	100%
Mobile Mini, LLC	Delaware	Mobile Mini, Inc.	100%
A Royal Wolf Portable Storage, Inc.	California	Mobile Mini, Inc.	100%
Mobile Mini UK Holdings Limited	England and Wales	Mobile Mini, Inc.	100%
Mobile Mini Canada ULC	British Columbia	Mobile Mini, Inc.	100%
A Better Mobile Storage Company	California	Mobile Storage Group, Inc.	100%
MSG Investments, Inc.	California	Mobile Storage Group, Inc.	100%
Mobile Mini Finance, LLC	Delaware	MSG Investments, Inc.	100%
Mobile Storage UK Finance Limited Partnership	England and Wales	Mobile Mini Finance, LLC.	99%
		Mobile Storage Group, Inc.	1%
MSG MMI (Texas) L.P.	Texas	Mobile Storage Group, Inc.	99%
		Mobile Mini Finance, LLC	1%
Temporary Mobile Storage, Inc.	California	A Royal Wolf Portable Storage, Inc.	100%
Ravenstock MSG Limited	England and Wales	Mobile Mini UK Holdings Ltd.	100%
Mobile Mini UK Limited	England and Wales	Mobile Mini UK Holdings Ltd.	99.8%
		Ravenstock MSG Ltd.	0.2%
Mobile Storage (U.K.) Limited	England and Wales	Ravenstock MSG Ltd.	100%
Ravenstock Tam (Hire) Limited	England and Wales	Ravenstock MSG Ltd.	100%
Sbox Storage, LLC	Delaware	Mobile Mini, Inc.	100%
Containers 2000 LTD	England and Wales	Mobile Mini UK Limited	100%
Mr. Box LTD	England and Wales	Mobile Mini UK Limited	100%
Mr. Box LLC	Delaware	Mobile Mini, Inc.	100%
Gulf Tanks Holdings, Inc.	Delaware	Mobile Mini, Inc.	100%
Mobile Mini Tank & Pump Solutions, Inc.	Delaware	Gulf Tank Holdings, Inc.	100%
Water Movers Contracting, LLC	Arizona	Mobile Mini Tank & Pump Solutions, Inc.	100%
JKW Holdings, LLC	Oklahoma	Mobile Mini, Inc.	100%
TSS, LLC	Illinois	Mobile Mini, Inc.	100%